EXHIBIT 10.108

For the Bank

For the borrower

IKB Deutsche Industriebank AG
Niederlassung Berlin
Postfach 11 04 69

10834 Berlin

Declaration of assent

KD 264557 Mf/Be

We confirm our assent to your approval concerning

credit 5 of 07.10.2000

to which your General Bank Conditions known to us apply.

We request you to transfer the loan money at our expense and risk, as soon as the payment requirements are met, to:

Bank account no.

Bank:	Bank identification number:

Account holder

Dresden,

Southwall Europe GmbH
- Management -

IKB Deutsche Industriebank

Southwall Europe GmbH
Management	KD 264557
Louis-Braille-Str. 5	Mf/Re
Dr. Heiko Zacharias

01099 Dresden	Telephone: 030/31009-9086
Fax: 030/31009-8095

July 10, 2000

Ladies and gentlemen,

referring to our talk we like to offer a credit (credit 5) to you:

Net amount of credit:	EUR 511,291.88

Percentage rate:	100%

Interest rate:	7.1% p. a.

Method of computation of interests:	360 days divided by 360

Interest-due date:	quarterly afterwards by 03.31., 06.30., 09.30. and 12.31. every year

Redemption	11 redemption rates amounting to EUR 42,607.66 and a last rate amounting to EUR 42,607.62 quarterly first rate 06.30.2001 last rate 03.31.2004

Damages for delayed payment:

On amounts coming in late we will compute your interests on the basis of the level of the respective base interest rate pursuant to § 1 Diskontsatz-Überleitungs-Gesetz (Transitory Law concerning discount rates) plus 5% p.a.

Reservation:	The duty to pay expires if the payment requirements will not be met by 04.07.2001.

Credit commission:	0.25% per month on non-valued net credit amounts from 08.01.2000 on, payable on the basis of our requirements.

General promise crediting	We grant this credit to you by crediting it against our general promise dated 05.08.2000.

Use of Credit

The credit shall be exclusively used for the financing of the additional investments including costs of EUR 3,600,000.00 (DM 7,000,000.00) in your manufacturing facility in Grossroehrsdorf pursuant to the “Capital Project List” on hand.

The financing is provided by a credit of Deutsche Bank Aktiengesellschaft amounting to DM 1,500,000. ––; subsidies allowance totaling DM 2,500,000. ––; credits of our bank totaling DM 1,500,000 (including this credit) and the rest by own funds (also in so far as lower subsidies should be promised).

Guarantee of the whole commitment with the exception of credit 2

The credits promised, or still to be promised, by Deutsche Bank and us amounting to DM 1,500,000. –– for the financing of these additional investments will be included in the security pool contract entered into by you and your shareholder dated 08.04./09./18.1999 including the supplementary agreement I dated 09.02./12.16./15.1999.

The guarantee is provided including the aforementioned security pool contract by:

another guarantee of Southwall Technologies Inc., Palo Alto, CA, USA amounting to DM 3,000,000.00;

statement of abandonment of claims amounting to DM 1,500,000.00;

trust receipt transaction concerning fixed assets to be purchased within the framework of the agreed trust agreement.

You will receive all contract forms including annexes for the implementation of the guarantee from Deutsche Bank AG within the framework of the credit agreements to be concluded with it and held in trust by it when they will be returned.

Paying out procedure:

We will pay out the credit after own funds amounting to at least EUR 767,000.00 will have been used in advance and when the investment progress will be demonstrated and as soon as the following will be presented to us:

your declaration of assent pursuant to the enclosed form;

a supplementary agreement to the existing security pool contract legally concluded by you, your shareholders and Deutsche Bank AG in Dresden regarding the credits mentioned above;

a confirmation of the pool leader; Deutsche Bank AG, that the agreed security was furnished;

a photocopy of the notice concerning the subsidies for the investment grant of Sächsische Aufbaubank which should not cause any concerns on our part.

Additional elements of the contract	Our “General Bank Conditions” already agreed

Obligation to inform , right to audit and inspect	We refer to the stipulations agreed with you concerning credit 1; they also apply to this case.

Other documents to be submitted	Photocopies of all security documents to be included for us in trust as well; we requested them already.

Acceptance	until 08.03.2000 by using the enclosed declaration of assent.

We are glad to be able to support your investments by this credit.

Kind regards,

IKB Deutsche Industriebank AG
/Sig./

Annexes

NÖRR STIEFENHOFER LUTZ

RECHTSANWÄLTE STEUERBERATER WIRTSCHAFTSPRÜFER

Via courier	Otto Stolberg-Stolberg
Southwall Technologies Inc.	Rechtsanwalt
Mr. Thomas G. Hood	Louis-Braille-Str. 5
1029 Corporation Way	01099 Dresden
Palo Alto, California 94303
USA
Telefon: 0351-81660-11
Zentrale: 0351-81660-0
Telefax : 0351-81660-81
nsldd@noerr.de

Unser Zeichen: OST/000/mko
0147DD-99-111DD

Dresden, January 4, 2001

Re:          Southwall Europe GmbH

Dear Tom,

hereinwith I send you the copy of the letter of IKB of December 19, 2000 as well as the declaration of consent.  The original of the letter is withheld at me and put into the file of original contracts.

The English translation of both is attached.

If you agree, please sign the two version of declaration of Consent and send them back to me.  Than I will forward one version to the bank.  Please send one version in advance via fax.

Thanks in advance.

I would like to take the opportunity to mention that I have not yet received the letter of Deutsche Bank of December 18, 2000 signed by you, which I sent you on December 21, 2000 via courier.

Best regards
NÖRR STIEFENHOFER LUTZ

/s/ Otto Stolberg-Stolberg
Otto Stolberg-Stolberg
Rechtsanwalt